                Exhibit 99.1

	News Release		3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 www.3dsystems.com NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com

3D Systems Announces Financial Results

—Reports 4th Quarter and Full-Year 2006 Results—

ROCK HILL, South Carolina – April 30, 2007 - 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, announced today operating results for its fourth quarter and year ended December 31, 2006. The company’s reported fourth quarter results were in line with previously announced expectations. For a more detailed review of the company’s operating results and financial condition, please read the managements’ discussion and analysis in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed  with the SEC today .

Operating Results

The fourth quarter results were as follows:

•                  Revenue fell to $42.6 million from $44.0 million in the 2005 quarter, as restated, with $5 million of backlog at the end of 2006.

•                  Operating loss was $5.3 million for the fourth quarter compared to $4.2 million of operating income in the 2005 quarter, as restated.

•                  Net loss available to common stockholders was $6.0 million compared to $5.9 million of net income available to common stockholders in the 2005 quarter, as restated.

•                  Loss per share was $0.31 on a fully diluted basis compared to $0.32 per share of net income on a fully diluted basis in the 2005 quarter, as restated.

For the full year, the company reported:

•                  Revenue fell to $134.8 million from $139.1 million in 2005, as restated.

•                  Revenue from materials increased to $52.1 million compared to $44.6 million in 2005, as restated.

•                  Revenue from systems and other products decreased to $46.5 million in 2006 from $55.1 million in 2005, as restated.

•                  Revenue from services decreased to $36.3 million from $39.3 million in 2005, as restated.

•                  Operating loss was $25.7 million compared to $8.4 million of operating income in 2005, as restated.

•                  Net loss available to common stockholders was $30.7 million for 2006 compared to $7.7 million of net income available to common stockholders in 2005, as restated.

•                  Loss per share was $1.77 on a fully diluted basis compared to $0.48 per share of net income on a fully diluted basis in 2005, as restated.

Net losses in the 2006 periods included $2.5 million of non-cash income tax expense arising out of the recording of a valuation allowance during 2006, reversing, as a result of the company’s changed outlook, the non-cash benefit of the net deferred income tax asset that the company recorded at December 31, 2005.

“I am very pleased at long last to be able to share with you our 2006 financial results. I am very disappointed that it has taken us so long to do so,” said Abe Reichental, 3D Systems’ president and chief executive officer. Rest assured that we are working very hard to return to timely reporting of our operating results.

 “As I have shared with you frequently throughout the past six months, last year was a very difficult and challenging year for us. As you know, during 2006, we executed a series of critical infrastructure and strategic projects, including the implementation of our new ERP system and our relocation to Rock Hill,”

continued Reichental. “Although there is never a perfect time to embark on such a major business transformation, after extensive planning, we decided to make 2006 the year in which we would invest heavily in our company to give us the systems, facilities and products necessary to scale up and achieve the kind of sustained profitable growth to which we aspire.”

While the company experienced sequential improvements in its revenue during the third and fourth quarters of 2006, the revenue decreases for both the fourth quarter and the full year 2006 reflected the effects of the disruptions that it experienced beginning in the second quarter of 2006 from the execution of its infrastructure and strategic initiatives, including the implementation of its new ERP system, the outsourcing of warehousing and logistics functions, new systems’ stability issues, special customer accommodations, the relocation to Rock Hill and the costs incurred from its financial restatements. The 2006 revenue decline also reflects the company’s strategy of discontinuing the sale of certain legacy systems in favor of its newer manufacturing-capable systems, which are equipped with integrated materials cartridges.

Revenue increased by 35% over the company’s third-quarter 2006 revenue, continuing the sequential-quarter recovery that began in the third quarter of 2006 and reflecting the early impact of the corrective action plan that the company began to implement in July 2006.

Beyond their effect on consolidated revenue in 2006, these disruptions, initiatives, stability issues and resulting customer accommodations adversely affected the company’s operating performance beginning in the second quarter of 2006, and many of them continued to have some adverse effect on its operations in the third and fourth quarters of 2006.

The adverse effect of these factors eased toward the end of the third quarter of 2006 and that easing continued in the fourth quarter of 2006 as the company made progress in its remediation efforts and corrective action plan. The company believes that as it exited 2006 it has regained operational stability and incurred most of the costs associated with the above-mentioned disruptions.

Operating Highlights

Fourth Quarter and Full Year of 2006

($ in millions except for per share amounts)

	Fourth Quarter			Full Year
Operating Highlights	2006	2005	% Change	2006	2005	% Change
		Restated			Restated
Revenue	$42.6	$44.0	(3)%	$134.8	$139.1	(3)%
Gross profit	$16.1	$20.5	(21)%	$46.3	$62.2	(26)%
% of Revenue	38%	47%		34%	45%
Operating expenses	$21.4	$16.3	31%	$71.9	$53.7	34%
% of Revenue	50%	37%		53%	39%
Operating income (loss)	$(5.3)	$4.2		$(25.7)	$8.4
% of Revenue	NM	10%	NM	NM	6%	NM
Net income (loss) available to common stockholders	$(6.0)	$5.9		$(30.7)	$7.7
% of Revenue	NM	13%	NM	NM	5%	NM
Diluted income (loss) per share available to common stockholders	$(0.31)	$0.32	NM	$(1.77)	$0.48	NM
Unrestricted cash	$14.3	$24.3	(41)%	$14.3	$24.3	(41)%
Depreciation and amortization	$2.1	$1.1	91%	$6.5	$5.9	10%
% of Revenue	5%	3%		5%	4%

NM= Not Meaningful

“Revenue from sales of our engineered materials and composites continued to increase at a double-digit rate in 2006 while we continued to experience a decrease in revenue from legacy products and services,” commented Reichental.

“We also ended 2006 with a $5 million order backlog, primarily for systems and materials. I believe that these combined results reflect the operational recovery we have been making and more importantly the continued strong demand for our products, demonstrating that the strategic actions that we have taken in the past few years to transform our product portfolio and re-engineer our business model are taking effect.”

Revenue By Class of Product and Service

($ in millions)

	Fourth Quarter			Full Year
Product or Service	2006	2005	% Change	2006	2005	% Change
		Restated			Restated
Systems and other products	$17.3	$21.5	(20)%	$46.5	$55.1	(16)%
Materials	$15.3	$12.8	20%	$52.1	$44.6	17%
Services	$10.0	$9.7	3%	$36.3	$39.3	(8)%
Total	$42.6	$44.0	(3)%	$134.8	$139.1	(3)%

*Columns may not add due to rounding.

The $4.3 million decrease in consolidated revenue in 2006 compared to 2005 was primarily due to the disruptions and challenges mentioned above.

Reflecting the early success of its portfolio transformation strategy, revenue from materials increased by $7.5 million in 2006 primarily from higher unit volume and favorable price and mix effects. While revenue from systems and services declined by $11.6 million, sales of new products and services introduced since the latter part of 2003 increased by $7.0 million during 2006 to $49.2 million, representing more than 36% of revenue for the year.

“Notwithstanding the enormous challenges we encountered during 2006, we managed to deliver encouraging results,” said Reichental. “Despite all of the disruptions, our materials’ revenue increased some 17% over 2005 and at the end of 2006 represented some 39% of our annual revenue. We believe that the increased demand for our materials, even during this challenging period, is an early indication that our overall product portfolio transformation strategy is working.

“Our growing installed base, coupled with the integration of our new systems with proprietary materials cartridges and our continuum of expert solutions, should improve the profitability of our business as revenue from materials continues to outpace our growth in systems. Accordingly, the stability of our revenue base should improve as consumables’ sales rise as a percentage of the product mix relative to systems,” continued Reichental.

Gross profit for the fourth quarter of 2006 declined to $16.1 million from $20.5 million in the fourth quarter of 2005, as restated, and declined to $46.3 million from $62.2 million for the full year of 2005, as restated.

These declines in gross profit were due primarily to the combined effects of lower revenue and the ERP system, supply chain and logistics disruptions that the company encountered.

Residual special accommodations extended to certain customers as a result of the operating disruptions mentioned above continued to adversely affect gross profit in the fourth quarter. The impact of equipment stability and related resource training constraints eased toward the end of the fourth quarter of 2006, as the company made significant progress in its training and quality remediation efforts and corrective action plan. The company believes that its progress in remediating its new systems’ teething problems and training gaps resulted in greater market acceptance of its new systems as reflected in its backlog at the end of the fourth quarter.

Gross Profit Margins

($ in millions)

	Fourth Quarter			Full Year
	2006	2005	% Change	2006	2005	% Change
		Restated			Restated
Products	$14.2	$17.5	(19)%	$39.3	$49.4	(20)%
% Revenue	44%	51%		40%	50%
Services	$1.8	$3.0	(40)%	$7.0	$12.7	(45)%
% Revenue	19%	31%		19%	32%
Total*	$16.1	$20.5	(21)%	$46.3	$62.2	(26)%
% Revenue	38%	47%		34%	45%

*Columns may not add due to rounding.

Gross profit margin on products decreased to 44% of consolidated product revenue in the fourth quarter of 2006 from 51% for the fourth quarter of 2005, as restated. Gross profit margin on products decreased to 40% of consolidated product revenue in 2006 from 50% in 2005, as restated. The decrease in margins was due primarily to the combined effects of lower revenue and the disruptions mentioned above.

Gross profit margin on services decreased to 19% of consolidated service revenue for the fourth quarter of 2006 from 31% of consolidated service revenue for the fourth quarter of 2005, as restated. Gross profit margin on services decreased to 19% of consolidated service revenue for the full year of 2006 from 32% of consolidated service revenue for the full year of 2005, as restated. Service margins in 2006 were adversely affected by disruptions in product availability, reduced sales volume of systems and temporarily increased installation costs. Service margins also suffered as a result of the company’s decision earlier in 2006 to discontinue servicing certain of its legacy systems and to cease selling certain upgrades to extend the use of legacy systems.

“Regretfully, implementation of our significant initiatives resulted in the temporary disruptions discussed above adversely affecting our ability to adequately support our customers. We believed that we had all the required resources in place to complete these activities smoothly. Clearly, in hindsight we did not,” added Reichental. “However, I am pleased to share with you that I believe we are transitioning to a point where our recent choices and their resulting new products and capabilities are now being validated by the very same customers who already are beginning to experience the difference and are responding favorably to our new products.”

Operating Expenses

($ in millions)

	Fourth Quarter			Full Year
	2006	2005	% Change	2006	2005	% Change
		Restated			Restated
SG&A	$16.4	$11.7	40%	$51.2	$40.3	27%
R&D	$4.0	$3.4	18%	$14.1	$12.2	16%
Severance and restructuring	$1.0	$1.2	(17)%	$6.6	$1.2	NM
Total	$21.4	$16.3	31%	$71.9	$53.7	34%

*Columns may not add due to rounding.

NM= Not Meaningful

Total operating expenses increased by $5.1 million to $21.4 million in the fourth quarter of 2006 compared to $16.3 million in the fourth quarter of 2005, as restated, and by $18.2 million to $71.9 million in the full year of 2006 compared to $53.7 million in the full year of 2005, as restated.

The increase in operating expenses for the full year was due primarily to $10.9 million of higher selling, general and administrative expenses, $5.4 million of higher severance and restructuring costs related to the relocation of the company’s headquarters to Rock Hill, South Carolina, which were generally in line with the company’s previously announced expectations, and $1.9 million of higher research and development expenses.

As the company previously disclosed, the higher research and development expenses in each period related to the company’s continuing high level of new product development work, primarily related to its accelerated work on the development of additional desktop 3-D Modelers, including the recently announced V-Flash™ Desktop Modeler, and other Rapid Manufacturing solutions as well as its previously announced research and development agreement with Symyx Technologies, Inc.

The severance and restructuring costs related to the relocation of the company’s headquarters to Rock Hill constituted approximately one third of the increase in operating expenses in 2006.

The higher selling, general and administrative expenses in 2006 resulted mostly from higher consulting expenses primarily related to the company’s ERP system and relocation projects and its higher accounting fees and internal expenses related to its restatement activities, higher bad debt expense, higher depreciation and amortization expense, non-cash equity compensation expense related to unvested options and stock-based compensation expense relating to previously granted stock options.

“During 2006, we continued to fund infrastructure investments as well as the abnormal costs we incurred in connection with remedying the disruptions we incurred and our restatement activities. We ended the year with $14.3 million of unrestricted cash, of which $8.2 million was drawn against our bank credit facility that comes due at the beginning of July 2007, and we expect to begin work on renewing or replacing that facility shortly. Our year-end cash position reflects in part our continued efforts to improve our working capital management, which included a further reduction in our days sales outstanding in the fourth quarter of 2006,” said Reichental.

“Notwithstanding all of the challenges we experienced in 2006, we reflect on the year with mixed emotions — pride for our overall achievements and for the strong momentum with which we ended the year, and disappointment for the operating losses and the unintended consequences leading to restatements of our financials. I firmly believe that by taking the bold and difficult steps we executed during this past year, we are well positioned for the future,” added Reichental.

“Despite the disappointments that we encountered in 2006, we managed to make significant progress in many areas as we continued to invest in infrastructure, products, people and capabilities to achieve our strategic objectives. Specifically, since the beginning of 2006:

•                  We stabilized and enhanced the performance of our Viper™ Pro   SLA® and Sinterstation® Pro SLS® Systems, two significant, new-from-the-ground-up Rapid Manufacturing solutions.

•                  We introduced an integrated digital dentistry 3-D Modeling System, the InVision® Dental Pro (DP).

•                  We introduced several revolutionary engineered materials and composites.

•                  We continued outsourcing non-core activities such as spare parts’ distribution, resulting in improved next-day service to our customers.

•                  We continued pruning our older products, including curtailing development and sale of upgrades to legacy systems.

•                  We expanded our network of systems’ outsourcing partners and suppliers to include materials and service providers.

•                  We broadened our strategic alliances with several key industry players and research universities globally.

•                  We invested heavily in strategic and tactical R&D — increasing R&D costs to approximately $14.1 million — as part of our commitment to improve overall customer success.

•                  We consolidated our corporate headquarters into a new facility in Rock Hill, S.C., to enhance our effectiveness and customer responsiveness and to reduce overall costs.

•                  We created a state-of-the-art Rapid Manufacturing Center (RMC) to showcase our product line and an advanced research and development center.

•                  We completed the development of our world-class 3D Systems University in partnership with York Technical College to provide training to our customers, resellers and employees.

•                  We implemented a new ERP system in order to streamline our operations, enhance customer service and provide more timely and effective management information.

•                  We stepped up remediation efforts to achieve effective controls across all functions and geographies in which we operate.

“As we look ahead, we are confident in the fundamentals of our business model and in our strengthening industry leadership position through even stronger and more comprehensive technological leadership. Our transformed business model, renewed organizational strength and expanded global presence underscore our strong commitment to improve our customers’ success.

We believe that the majority of our operational issues have been resolved successfully. We remain confident in our overall direction and expect that the key initiatives and investments that we undertook throughout 2006 will provide us with the right platform to achieve our long-term objectives,” concluded Reichental.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio Webcast to discuss its fourth quarter and full year 2006 financial results tomorrow morning, Tuesday, May 1,  at 8:30 a.m. Eastern Time.

•                  To access the Conference Call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States). A recording will be available two hours after completion of the call for three days. To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 7803123, the conference call ID number.

•                  To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the Webcast is provided on the homepage of the website. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay beginning approximately 48 hours after completion of the call at: www.3dsystems.com under the Investor Relations’ section.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and expectations, including matters relating to the proposed restatements of the company’s financial statements and related matters described herein, and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

# # #

Tables Follow

3D Systems Corporation

Consolidated Statements of Operations

Years Ended December 2006 and 2005

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
		Restated		Restated

Revenue:
Products	$32,608	$34,316	$98,525	$99,781
Services	9,968	9,721	36,295	39,297
Total revenue	42,576	44,037	134,820	139,078

Cost of sales:
Products	18,380	16,850	59,229	50,332
Services	8,120	6,688	29,334	26,584
Total cost of sales	26,500	23,538	88,563	76,916

Gross profit	16,076	20,499	46,257	62,162

Operating expenses:
Selling, General, and Administrative	16,416	11,737	51,204	40,344
Research and Development	4,011	3,371	14,098	12,176
Severance and other restructuring costs	983	1,178	6,646	1,227
Total operating expenses	21,410	16,286	71,948	53,747

Income < loss> from operations	(5,334)	4,213	(25,691)	8,415

Interest and other expense, net	749	18	1,410	700

Income <loss> before income taxes	(6,083)	4,195	(27,101)	7,715

Provision <benefit> for income taxes	(124)	(2,138)	2,179	(1,691)

Net income <loss>	(5,959)	6,333	(29,280)	9,406

Preferred stock dividends and accretion	—	411	1,414	1,679

Net income <loss> available to common stockholders	$(5,959)	$5,922	$(30,694)	$7,727

Shares used to calculate basic net income (loss) available to common stockholders per share (1)	19,085	15,146	17,306	14,928

Basic net income (loss) available to common stockholders per share (1)	$(0.31)	$0.39	$(1.77)	$0.52

Shares used to calculate fully diluted net income (loss) available to common stockholders per share (1)	19,085	20,861	17,306	16,003

Diluted net income (loss) available to common stockholders per share (1)	$(0.31)	$0.32	$(1.77)	$0.48

(1) See Schedule 1 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

3D Systems Corporation

Consolidated Balance Sheets

As of December 31, 2006 and 2005

	2006	2005 (2)
		Restated
ASSETS
Current assets:
Cash and cash equivalents	$14,331	$24,328
Accounts receivable, net	34,513	32,766
Inventories, net	26,114	14,810
Deferred tax assets	748	2,500
Prepaid expenses and other current assets	6,268	9,275
Restricted cash short term	1,200	—
Assets held for sale	3,454	—
Total current assets	86,628	83,679
Property and equipment, net	23,763	11,992
Intangible assets, net	6,602	8,577
Goodwill	46,867	46,071
Restricted cash	—	1,200
Other assets, net	2,334	2,281
Total assets	$166,194	$153,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt...	$3,545	$200
Current portion of long term leases	168	—
Bank line- working capital	8,200	—
Accounts payable	26,830	11,684
Accrued liabilities	12,577	12,316
Customer deposits	6,510	1,945
Deferred revenue	11,463	13,725
Total current liabilities	69,293	39,870
Long term capital leases less current portion	8,844
Long term debt less current portion		3,545
Convertible subordinated debentures	15,354	22,604
Other liabilities	3,034	2,327
Total liabilities	96,525	68,346

Preferred stock	—	15,242

Stockholders’ equity:
Common stock, $.001 par value, authorized 60,000 shares; issued and outstanding 19,085 (2006) and 15,302 (2005)	19	15
Additional paid-in capital	132,566	106,591
Deferred comp.	—	(1,461)
Treasury stock, at cost; 28 shares (2006) and 12 shares (2005)	(89)	(73)
Accumulated deficit in earnings	(64,455)	(35,175)
Accumulated other comprehensive income (loss)	1,628	315
Total stockholders’ equity	69,669	70,212

Total liab. & stockholders equity	$166,194	$153,800

(2) The balance sheet at December 31, 2005 has been derived from the financial statements, as restated, at that date but omits certain of the information required by generally accepted accounting principles for complete financial statements.

3D Systems Corporation

Consolidated Statements of Cash Flows

Years Ended December 2006 and 2005

(in thousands, except per share amounts)

	2006	2005
		Restated
Cash provided by operating activities:
Net income	$(29,280)	$9,406
Adjustments to net income (loss):
Valuation allowance for deferred income taxes	1,752	(2,500)
Depreciation	3,389	2,818
Amortization	3,140	3,111
Provision (reduction) for bad debts	1,612	(48)
Adjustments to inventory reserves	968	(733)
Stock compensation, including amortization of restricted stock	2,677	1,083
(Gain) loss on property and equipment	55	(262)
Changes in operating assets and liabilities:
Accounts receivable	(1,745)	(12,615)
Lease receivables	177	448
Inventories	(11,242)	(8,775)
Prepaid expenses and other current assets	2,730	(4,225)
Other assets	124	(68)
Accounts payable	14,957	4,911
Accrued liabilities	(104)	107
Customer deposits	4,527	1,157
Deferred revenues	(2,681)	945
Other liabilities	631	(378)

Net cash provided by operating activities	(8,313)	(5,618)

Cash used in investing activities:
Additions to licenses and patents	(506)	(372)
Purchase of property and equipment	(10,147)	(2,516)
Proceeds from the sale of property and equipment	248	727
Software development costs	(658)	(508)

Net cash used in investing activities	(11,063)	(2,669)

Cash provided by financing activities:
Stock option, stock purchase plan and restricted stock proceeds	2,636	7,991
Proceeds from sale of stock	33
Securities Issuance costs	—	(211)
Bank Borrowings	8,200
Repayment of long-term debt	(226)	(180)
Payment under obligation to former stockholder of 3D SYSTEMS SA	—	(585)
Preferred stock dividend	(679)	(1,615)
Payment of accrued liquidated damages	—	(36)

Net cash provided by financing activities	9,964	5,364

Effect of exchange rate on cash	(585)	746

Net increase (decrease) in cash	(9,997)	(2,177)

Cash and cash equivalents at beginning of period	24,328	26,505

Cash and cash equivalents at end of period	$14,331	$24,328

Selected Supplemental Cash Flow Information:
Interest payments	$1,522	$1,470
Income tax payments	1,064	2,186

Non-cash items:
Acquisition of property & equipment via capitalized leases	9,038	—
Conversion of 6% convertible subordinated debentures	7,250	100
Conversion of convertible redeemable preferred stock	15,242	26
Accrued dividends on preferred stock	1,003	37
Transfer of equipment to inventory to property & equipment, net	2,602	1,309
Transfer of equipment from inventory from property & equipment, net	3,192	3,180

Schedule 1

The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) available to common

stockholders per share computations:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
		Restated		Restated
Basic net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$(5,959)	$5,922	$(30,694)	$7,727

Denominator:
Weighted average common shares outstanding	19,085	15,146	17,306	14,928

Basic net income (loss) available to common stockholders per share:	$(0.31)	$0.39	$(1.77)	$0.52

Diluted net income (loss) available to common stockholders per share:

Numerator:
Net income (loss) available to common stockholders	$(5,959)	$5,922	$(30,694)	$7,727
Add: Preferred stock dividend	—	411	—	—
Add: Interest on 6% convertible subordinated debentures	—	315	—	—

Diluted net income (loss) available to common stockholders per share:	$(5,959)	$6,648	$(30,694)	$7,727

Denominator:
Weighted average common shares outstanding	19,085	15,146	17,306	14,928
Add: Effect of assumed exercise of options and vesting of restricted stock	—	878	—	1,075
Add: Effect of assumed conversion of subordinated convertible debentures	—	2,220	—	—
Add: Effect of assumed conversion of preferred stock	—	2,617	—	—

Diluted weighted average common shares outstanding	19,085	20,861	17,306	16,003

Diluted net income (loss) per common share	$(0.31)	$0.32	$(1.77)	$0.48

All outstanding shares of Series B Convertible Preferred Stock were converted into 2,640 shares of Common Stock effective June 8, 2006, and such shares of Common Stock are included in the weighted average of shares of Common Stock outstanding as of December 31, 2006 for the purposes of calculating diluted net income (loss) per share available to common stockholders for the three months and twelve months ended December, 31, 2006.

For the twelve months ended December 31, 2006 and 2005, respectively, 2,196 and 2,220 shares of Common Stock issuable upon conversion of outstanding 6% convertible subordinated debentures were excluded from the calculation of diluted net income (loss) per share because their effects would have been anti-dilutive, that is, they would have reduced the net loss or increased the net income per share available to the common stockholders.